Exhibit 99.1
For More Information Contact:
Investors: Jayne L. Cavuoto-Krafchik	Media: Drew Biondo
Director of Investor Relations	Director of Corporate Communications
(516) 812-8217	(516) 812-8208
jcavuoto@deltafinancial.com" jcavuoto@deltafinancial.com	dbiondo@deltafinancial.com

Delta Financial Reports Fourth Quarter and Full Year 2005 Results
Achieves Record Full Year Loan Originations of $3.8 Billion
Fourth Quarter 2005 Total Cost to Originate Decreased to an All-Time Low

Woodbury, NY, March 1, 2006 - Delta Financial Corporation (Amex: DFC) today reported its financial results for the three and twelve months ended December 31, 2005.

For the three months ended December 31, 2005, the Company reported net income of $5.7 million, or $0.27 per diluted share, compared to net income of $215,000, or $0.01 per diluted share, for the same period one year ago. For the twelve months ended December 31, 2005, the Company reported net income of $18.0 million, or $0.84 per diluted share, compared to a net loss of $9.3 million, or ($0.51) per diluted share, for the same period one year ago. The loss for the twelve months ended December 31, 2004 was attributable to the change to portfolio accounting from gain-on-sale accounting in the first quarter of 2004.

Net income for the fourth quarter of 2005 includes a $1.7 million pre-tax charge for probable hurricane-related loan losses and $1.3 million of pre-tax income relating to cumulative adjustments from prior periods with respect to SFAS No. 91 and SFAS No. 133.

“While operating conditions were not as favorable as the prior year, 2005 was still an outstanding year for us as we exceeded both our operational and financial goals,” said Hugh Miller, president and chief executive officer. “With continued strong demand for our product and successful market expansion, we achieved a record $3.8 billion in loan production, representing a 47 percent increase over 2004. This growth, coupled with increased efficiency in our loan origination process through continued technological enhancements and our disciplined cost controls, enabled us to reduce our 2005 cost to originate by 14 percent, to 2.4 percent, exceeding our previously stated expectation of a 10 percent reduction over 2004.”

Mr. Miller continued, “Our performance indicates the numerous advantages inherent to Delta’s business strategy. Most importantly, our strategy focuses on originating predominantly fixed-rate loans and increasing our retail loan origination volume, both of which enhance our profitability. Although we expect 2006 to be another challenging year, we will remain focused on our business strategy and the factors we can control, which we believe leaves us well poised to continue to grow and capture market opportunities, regardless of the interest rate environment. As a result, for 2006 we anticipate increasing originations by at least 15 percent and reducing our cost to originate by an additional 10 percent from the full year 2005 level.”

Fourth Quarter Highlights

•	Record loan originations of $1.1 billion in the fourth quarter of 2005, a 45% increase from the fourth quarter of 2004, and a 7% increase over the third quarter of 2005.

•	Total cost to originate, as a percentage of loan production, decreased to 2.0% in the fourth quarter of 2005 from 2.5% in the fourth quarter of 2004, and from 2.3% in the third quarter of 2005.

•	Net interest income, after provision for loan losses, increased by 41% to $26.2 million in the fourth quarter of 2005, compared to $18.6 million in the fourth quarter of 2004.

•	The premium on whole loans sold was 3.4%, net of reserve, in the fourth quarter of 2005.

•	In December 2005, completed an asset-backed securitization collateralized by $875 million of mortgage loans, the Company’s largest to date.

•	Paid a quarterly cash dividend of $0.05 per common share on January 5, 2006 to shareholders of record on December 16, 2005.

Full Year 2005 Highlights

•	Record loan originations of $3.8 billion for full year 2005, a 47% increase over 2004.

•	Total cost to originate, as a percentage of loan production, decreased by 14% to 2.4% in 2005 from 2.8% in 2004.

•	Increased warehouse financing capacity by $350 million and lowered financing costs, bringing total funding capacity to $1.25 billion through four separate financing providers.

Distinct Business Model Characteristics

•
During the fourth quarter of 2005, the Company increased its concentration of fixed-rate mortgages to more than 84% of total loan production, from 79% of total loan production in the fourth quarter of 2004.

•	Approximately 47% of total loan production was originated through the Company’s retail channel in the fourth quarter of 2005.

•	Adjustable-rate interest-only mortgage loans accounted for approximately 1% of total loan production in the fourth quarter of 2005.

•	Continued to build the on-balance sheet portfolio by securitizing the vast majority of loans originated.

Additional 2005 Financial Results

For the fourth quarter of 2005, the Company’s net interest income, after provision for loan losses, increased to $26.2 million from $18.6 million in the fourth quarter of 2004. For the twelve months ended December 31, 2005, net interest income, after provision for loan losses, was $94.4 million, compared to $49.9 million for the same period one year ago. The increase in net interest income, after loan loss provision, was attributable to the Company’s increase in its net loans held for investment to $4.6 billion at December 31, 2005, from $2.3 billion at December 31, 2004.

Other income totaled $3.0 million for the fourth quarter of 2005, compared to $1.1 million in the fourth quarter of 2004, and $6.3 million in the third quarter of 2005. Other income is comprised primarily of the increase in the value of the Company’s excess cashflow certificates, which is driven by the timing of cash receipts due to better than expected pool performance on the underlying securitizations, as compared to the Company’s current gain-on-sale assumptions used to record the fair value of its excess cashflow certificates.

The Company increased its allowance for loan losses to $36.8 million, or 79 basis points, of the outstanding net loan portfolio at December 31, 2005, compared to $10.3 million, or 44 basis points, at December 31, 2004. The overall increase in the loss allowance reflects the increase in the overall loan portfolio, the performance of the current loan portfolio, the seasoning of the loans held for investment and hurricane-related losses.

Loan Originations and Characteristics

The following tables provide information on the Company’s loan originations by loan type and origination channel for the three months and full year ended December 2005 and 2004:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Loan Type:
Fixed-Rate Mortgages	84%	79%	80%	78%
Adjustable-Rate Mortgages	15%	21%	19%	22%
Adjustable-Rate Interest-Only Mortgages	1%	-	1%	-
Total	100%	100%	100%	100%

(Dollars in thousands)	For the Three Months Ended December 31,				Quarter-Over-Quarter
Origination Channel:	2005		2004		Percentage Change
Wholesale	$ 583,461	53%	$ 3 88,532	52%	50%
Retail	510,174	47%	365,162	48%	40%
Total	$ 1,093,635	100%	$ 753,694	100%	45%

(Dollars in thousands)	For the Three Months Ended December 31,				Year-Over-Year
Origination Channel:	2005		2004		Percentage Change
Wholesale	$ 2,065,638	54%	$ 1,497,743	57%	38%
Retail	1,770,007	46%	1,113,783	43%	59%
Total	$ 3,835,645	100%	$ 2,611,526	100%	47%

“We successfully expanded both our wholesale and retail channels, which helped us grow our loan originations by 47 percent in 2005. Specifically, we expanded three retail origination centers and our telemarketing center, and opened a new retail origination center in Las Vegas, Nevada and wholesale origination hub in Dallas, Texas. Currently, we estimate that our infrastructure has the capacity to grow our sales force by approximately 40 percent, while incurring minimal additional fixed costs. By the end of 2006, we intend to expand three of our existing retail origination centers and increase our wholesale presence in existing areas, as we continue to grow.”

Secondary Marketing (Securitization and Whole-Loan Sales)

During the fourth quarter of 2005, the Company closed an on-balance sheet securitization under its Renaissance Mortgage Acceptance Corp. shelf, collateralized by $875 million of mortgage loans, the Company’s largest securitization to date. The Company also sold approximately $171 million in loans on a whole-loan basis during the fourth quarter of 2005 at an average premium of 3.4 percent, net of reserve.

The following table provides the principal balance of the loans securitized and sold on a whole-loan basis during the three and twelve months ended December 31, 2005 and 2004:

	Three Months Ended December 31		Twelve Months Ended December 31,
(Dollars in thousands)	2005	2004	2005	2004
Loan securitizations - portfolio based	$874,998	$599,999	$3,199,997	$2,309,989
Loan securitizations - gain on sale(1)	-	-	-	113,927
Whole-loan sales	170,518	78,665	561,487	169,326
Total securitizations and whole-loan sales	$1,045,516	$678,664	$3,761,484	$2,593,242

(1) For the quarter ended March 31, 2004, the Company delivered $113.9 million of mortgage loans under a pre-funding feature in its fourth quarter 2003 securitization and recorded gain-on-sale related revenue during the first quarter of 2004. Because the fourth quarter 2003 securitization was structured as a sale, the Company recorded gain-on-sale revenue during the quarter ended March 31, 2004 when it delivered the loans under the pre-funding feature to the securitization trust in January 2004.

Conference Call and Webcast

The Company will host a conference call to discuss its financial results at 11 a.m. ET today, Wednesday, March 1, 2006. The live conference call can be accessed by dialing (800) 370-0740 (domestic) or (973) 409-9255 (international). A live listen-only webcast of the conference call will be available on Delta Financial's website at http://www.deltafinancial.com in the Events section of the Investor Relations section of the website. To listen to the webcast, log on to the website at least 15 minutes before the call to register, download and install any necessary audio software. A replay of the conference call and the question/answer session will be available on Delta Financial’s website two hours after the live call is completed, and will be available through Wednesday, March 15, 2006. The telephone replay can be accessed by dialing (877) 519-4471 (domestic) or (973) 341-3080 (international), and using the digital pin number: 7011293.

About the Company

Founded in 1982, Delta Financial Corporation is a national specialty consumer finance company, based in Woodbury, New York, that originates, securitizes and sells non-conforming mortgage loans. Delta's loans are primarily fixed-rate loans secured by first mortgages on one- to four-family residential properties. Delta originates non-conforming loans primarily in 34 states. Loans are originated through a network of approximately 3,000 independent brokers and the Company’s 11 retail offices. Since 1991, Delta has completed 46 asset-backed securitizations, collateralized by approximately $14.8 billion in mortgage loans.

Important Information Regarding Forward Looking Statements. Certain statements contained in this press release, which are not historical fact, may be deemed to be “forward-looking” statements under the federal securities laws, and involve risk and uncertainties. Forward-looking statements relate to, among other things, our projections as to our future earnings, profitability, growth, loan production, cost to originate, expanding our offices and sales force, the advantages of our retail platform and emphasis on originating fixed-rate loans. There are many important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements. Such factors include, but are not limited to, the availability of funding at favorable terms and conditions, including without limitation, warehouse, residual and other credit facilities; our ability or inability to continue to access the securitization and whole-loan markets at favorable terms and conditions; competition; loan losses (including those resulting from the recent hurricanes Rita and Katrina), loan prepayment rates, delinquency and default rates; costs and potential liabilities associated with litigation, our regulatory settlements with state and federal agencies and other regulatory compliance matters and changes (legislative or otherwise) affecting mortgage lending activities and the real estate market; general economic conditions, including interest rate risk, future residential real estate values, demand for our products and services; and other risks identified in our filings with the Securities and Exchange Commission, including those discussed in our Form 10-K under the caption “Business-Forward Looking Statements and Risk Factors” and our Form 10-Q under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Forward-Looking Statements and Risk Factors.” We hereby disclaim any obligation to update or revise any of the forward-looking information contained in this press release at any future date, except as required under applicable securities laws.

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DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest income	$90,437	$43,252	$290,829	$100,105
Interest expense	56,571	20,042	167,792	39,782
Net interest income	33,866	23,210	123,037	60,323
Provision for loan losses	7,664	4,654	28,592	10,443
Net interest income after provision for loan losses	26,202	18,556	94,445	49,880

Non-interest income:
Net gain on sale of mortgage loans	7,779	4,174	27,193	16,057
Other income	3,015	1,125	14,674	1,722
Total non-interest income	10,794	5,299	41,867	17,779

Non-interest expense:
Payroll and related costs	16,574	14,416	63,524	52,005
General and administrative	11,226	8,512	42,467	30,152
Loss (gain) on derivative instruments	42	(46)	908	100
Total non-interest expense	27,842	22,882	106,899	82,257

Income (loss) before income tax expense (benefit)	9,154	973	29,413	(14,598)
Provision for income tax expense (benefit)	3,467	758	11,458	(5,249)
Net income (loss)	$5,687	$215	$17,955	$(9,349)

Per Share Data:
Basic - weighted average number of shares outstanding	20,409,717	20,256,614	20,349,515	18,375,864
Diluted - weighted average number of shares outstanding	21,320,825	21,237,041	21,283,220	18,375,864

Net income (loss) applicable to common shares	$5,687	$215	$17,955	$(9,349)

Basic earnings per share - net income (loss)	$0.28	$0.01	$0.88	$(0.51)
Diluted earnings per share - net income (loss)	$0.27	$0.01	$0.84	$(0.51)

DELTA FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	At December 31, 2005	At December 31, 2004
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$4,673	$5,187
Mortgage loans held for investment, net of discounts and deferred origination fees	4,663,662	2,351,272
Less: Allowance for loan losses	(36,832)	(10,278)
Mortgage loans held for investment, net	4,626,830	2,340,994
Excess cashflow certificates	7,789	14,933
Equipment, net	6,688	4,298
Accrued interest receivable	26,952	12,280
Trustee receivable	56,164	32,915
Accounts receivable	5,123	3,735
Prepaid and other assets	30,508	26,125
Deferred tax asset	54,875	50,326
Total assets	$4,819,602	$2,490,793

Liabilities and Stockholders’ Equity
Liabilities:
Bank payable	$1,921	$1,110
Warehouse financing	222,843	135,653
Financing on mortgage loans held for investment, net	4,436,938	2,236,215
Other borrowings	4,785	3,330
Accrued interest payable	13,091	4,282
Accounts payable and other liabilities	33,242	23,023
Total liabilities	4,712,820	2,403,613

Stockholders’ Equity:
Common stock	207	204
Additional paid-in capital	121,561	119,451
Accumulated deficit	(15,077)	(28,950)
Accumulated other comprehensive income (loss), net of taxes	2,536	(2,207)
Unearned common stock held by stock incentive plan	(1,127)	--
Treasury stock, at cost	(1,318)	(1,318)
Total stockholders’ equity	106,782	87,180
Total liabilities and stockholders’ equity	$4,819,602	$2,490,793